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                                                                    EXHIBIT 10.4

                       OPERATING AND MANAGEMENT AGREEMENT

      THIS OPERATING AND MANAGEMENT AGREEMENT ("Agreement") is made effective as of the 9 day of July, 2004, by and between GLACIAL LAKES ENERGY, LLC, a South Dakota limited liability company ("Manager"), and GRANITE FALLS COMMUNITY ETHANOL PLANT, LLC, a Minnesota limited liability company ("Owner").

                              Background Statements

      Owner and the Manager (as a Member of Owner) have entered into certain agreements, of even date herewith, which will provide for sufficient capital to construct and thereafter operate a 40 million gallon per year dry mill ethanol plant on property owned by Owner (the "Facility"). Owner desires to contract with Manager for operating and management services for the Facility. Manager desires to provide these services having provided similar services in the construction and operation of such facilities in the past. This Agreement sets forth the responsibilities of the parties with respect to the Facility and its operation and management.

                             Statement of Agreement

      NOW THEREFORE, in consideration of the mutual promises set forth in this Agreement, the parties hereto agree as follows:

                                    ARTICLE 1

                                Duties of Manager

      During the term of this Agreement Owner hereby grants to Manager, subject to the terms and conditions hereof, the sole right and authority to supervise and direct the management and operation of the Facility. Manager hereby accepts such responsibility and agrees, subject to the supervision and direction of Owner's Board of Governors, to perform all services necessary for the construction, equipping, start up and thereafter operation of the Facility in accordance with highest industry standards. Manager's duties shall include, but not be limited to the following:

      (a) Maintenance and Operation. Upon completion of construction, to direct the maintenance and operation of the Facility. In connection therewith:

            i. Manager shall, at all times, do all things necessary to obtain permits and licenses required for the construction and/or operation of the Facility. Thereafter Manager shall continuous ensure compliance with all regulatory matters to which the Facility or its operations may be subject.

            ii. Manager shall, at all times, hire, promote, discharge and supervise the work of all employees necessary to operate the Facility, and arrange for payment of all employee wages, salaries and benefits as established from time to time by Owner. Notwithstanding, the parties understand and agree that all employees shall, except for the CEO/General Manager, the Commodities Manager, and the Environmental, Health and Safety Manager, and the Chief Finance Officer (the "CFO") be employees of Owner.

            iii. Manager shall direct all audit and accounting functions with respect to the Facility and its operation and, in connection therewith, shall upon approval of Owners Board secure the services, at competitive rates, of accountants, auditors, lawyers or other professionals as reasonably necessary to carry out such functions.

            iv. Subject to the limitations and policies as established, from time to time by Owner's Board of Governors, Manager shall direct contracting for purchase or sale of goods and
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                  services, for the purchase of equipment and fixtures, to
                  arrange for necessary repairs, renewals, additions and/or improvements to the Facility, all in such amounts as may be within Owner's budget and/or as may authorized by the Board of Governors from time to time. It is understood and agreed by the parties that, except as otherwise provided by the Board of Governors, Manager will not enter into any agreement or commitment to utilize the credit of Owner or to borrow money in the name of the Owner unless approved in writing in advance by Owner, except for purchase of goods and services and other items on credit as are in the ordinary course and are customary and consistent with the day to day operation of Owner.

            v.

                  (a) Managers shall collect income and pay expenses of Owner in accordance with the terms set forth herein and as provided, from time to time by Owners Board of Governors.

                  (b) Manager shall deposit in banking institution or institutions as may be designated from time to time by Owner, as soon as possible after collection, all monies or other income received by Manager in operation of the Facility and disburse and pay from the same, on behalf of and in the name of Owner, such amounts and at such a time as required to be disbursed or paid pursuant to this Agreement. The parties agree that Owner shall approve any proposed appointee of Manager as a person designated as one authorized to withdraw funds from any such account. Such person shall be insured by a Fidelity Bond or insurance policy in a form as approved by Owner.

                  (c) In connection with all income collected and deposited, Manager shall segregate funds necessary for paying ordinary and necessary expenses into a working capital account which shall not, without Owner's advance consent, have a balance in excess of $100,000. Funds in excess of such amount shall be held on deposit or in investments as determined, from time to time by Owner.

                  (d) With respect to disbursements, Manager shall cause to be paid all obligations incurred in the ordinary course in the operation and management of the Facility from the working capital account. Payment for expense outside of the ordinary course of business shall require Owner's advance written consent.

            vi. Manager shall prepare, for approval by Owner, an annual budget prior to each 12 months operation of the Facility. Said budget shall contain all anticipated expenses, both ordinary and extraordinary for the coming year. Manager shall report on a monthly basis the results of actual operation as compared to the Annual Budget. Payment of any unbudgeted items, or items exceeding the budgeted allowance shall require Owner's advance consent.

            vii. Manager shall direct all grain purchasing and risk management with respect to the same, and as may be necessary to operate the Facility in accordance with reasonable business practices and in accordance with any agreements or contracts entered into by Owner with respect to the same.

            viii. Manager shall direct the marketing of all product produced at the Facility and use Manager's best efforts to secure the highest rate of return for Owner and its members.

            ix. Manager shall recommend to Owner and shall assist Owner in procuring and keeping in force such property, public liability and workman's' compensation insurance and such other insurance for risk and causality as are customarily insured against with respect to

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                  operations similar to that of the Facility and in such an
                  amounts and on such terms as may be customary in the industry.

            x. Manager shall maintain books and records in accordance with GAAP, and shall cause to be prepared and delivered to Owner regular financial and operational reports as directed by Owner from time to time and which shall include a monthly profit and loss statement, annual balance sheet and related statement of profit and loss for each fiscal year together with statement showing assets employed in the operation of the Facility and liabilities incurred in connection therewith.

            xi. Manager shall direct the preparation of all tax returns, SEC and other filings which may be required of Owner and arrange for payment of all taxes, fees, licenses and assessments related to the Facility and its operations. In addition, Manager shall arrange and give proper notice of annual meetings of Owner.

            xii. Manager shall attend all meetings, prepare such reports, and shall otherwise manage, supervise and conduct the day-to-day affairs of the Company, including, without limitation, the daily operations of financial management, government reports, board and member reports, tax reporting and filing, maintenance and service of the plant, (subject to Article I(a)(iii) above) hiring of legal counsel and auditors and accountants, public relations, buying and selling goods and services and all other things necessary and desirable for the operation of the plant, and as may be requested from time to time by Owner. At all times Managers shall follow policies and procedures as may, from time to time, be announced by Owner's Board of Governors.

            xiii. To hire and dismiss such employees of the Owner and
                  independent contractors as the Manager shall deem reasonably necessary to the operation of the facility.

            xiv. Within the scope of Owner's Board authorization to purchase or otherwise obtain the right to use equipment, supplies, hardware and software technology associated with the facility.

            xv. Under the direction of Owner's Board, to institute, prosecute, defend, settle, compromise and dismiss lawsuits or other judicial or administrative proceedings brought on or in behalf of, or against, the Owner, the Members or the Manager in connection with activities arising out of or incidental to this Agreement, and to engage counsel or others in connection therewith.

            xvi. To carry on any other activities necessary to, in connection with, or incidental to any of the foregoing or the day-to-day operations of the Owner.

            xvii. Manager shall perform start-up and operational monitoring and reporting; review physical performance compared to plan and compared to vendor guarantees; and certification of issues surrounding completion as defined in Credit and other Agreements (close out).

            xviii. Owner's Board shall, promptly upon execution hereof and upon this Agreement becoming effective announce, in advance, to Manager its policies and procedures as related to the duties of Manager as described above; and shall thereafter review the same, at least annually with Manager. Manager shall be entitled to rely on the policies and procedures of Owner until such time as Owner's Board advises Manager, in writing, of a change with respect to the same. Further, in establishing its policies and procedures Owner's Board shall give due consideration to the format and effectiveness of Manager's existing operational authority for other ethanol plants managed by it.

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      (b)   Indemnity of Manager. Except for Wrongful Conduct (as defined below)
by Manager, Owner will indemnify, defend and hold Manager harmless from and against any and all costs, liabilities, losses, and expenses (and reasonable attorney's fees and other legal costs) resulting from any claim, suit, action, or proceeding brought by any third party against Manager arising out of or related to this Agreement. Further, except for Wrongful Conduct, Owner shall have no cause of action against Manager for Manager's actions and conduct under the terms of the Agreement. The term "Wrongful Conduct" used herein shall be defined as any and all acts or conduct by Manager which: (1) is willful, wanton, intentional, knowing, reckless, or grossly negligent misconduct; (2) constitutes self dealing and/or gives rise to improper profit on the part of Manager in breach of fiduciary duty or duty of loyalty that Manager owes to Owner hereunder; or (3) in nature, violates any state or federal criminal law unless Manager reasonably believes, at the time of such act or conduct, that such act or conduct will not violate the same, or has no reasonable cause to believe the conduct unlawful. In the event of any third party claim against Manager, Manager shall give Owner notice of any third party claims against Manager and Owner may, at its option, take over the defense of such claim at its own expense.

      (c) Damages. In the event Manager earns or acquires improper profit in breach of fiduciary duty or duty of loyalty that Manager owes to Owner hereunder, Owner is entitled to, in addition to any other remedies that Owner may have under applicable law and equity, the maximum amount of such improper profit plus interest at the maximum rate applicable under applicable law.

                                    ARTICLE 2

                            Right to Replace Manager

2.1 Material Breach. Upon a material breach of the Agreement by Manager, Owner shall have the right to replace Manager as operator during the Term by terminating this Agreement under Article 6 hereof, after notice of such breach of Manager.

      (a) A material breach of this Agreement by Manager shall mean: (i) Managers failure to comply with applicable laws or regulations; (ii) Managers breach of a material term of this Agreement, or (iii) any and all acts or conduct by Manager which is willful, wanton, intentional, knowing, reckless, or grossly negligent misconduct, or which constitutes self dealing and/or gives rise to improper profit on the part of Manager in breach of fiduciary duty or duty of loyalty that Manager owes to Granite Falls hereunder.

      (b) Notwithstanding any other terms to the contrary hereof or of any other agreement between the parties, in the event Owner replaces Manager for cause pursuant to the terms and conditions hereof, neither Manager nor any individual member, employee, agent of Manager, notwithstanding as a Governor or Owner, may participate in the vote that may result in the replacement of Manager or termination of this Agreement, or otherwise exercise voting power, right, or privilege granted to Manager or to such individual hereunder or elsewhere in connection with such replacement or termination. Such decision to terminate shall require the affirmative vote of seventy-five percent (75%) of the remaining Governors.

                                    ARTICLE 3

                                Fees and Expenses

3.1 Fee. (A) Upon commencement of the term of this Agreement, Manager shall receive, for its compensation for the services rendered hereunder, $35,000.00 per month. (B) In addition, Manager shall receive additional compensation in the amount of 3% of net income, payable annually. For purposes of this net income calculation, gifts received by the Owner, grants, government payments or subsidies, tax credits (such as Jobz) and the like shall be excluded.

3.2 Terms of Payment. Each month, Manager shall deliver to Owner an invoice indicating the sum due Manager from Owner for the operating and management services provided to Owner during the previous month, which invoice shall be paid within 10 days. The fee based upon net income shall be paid within 20 days of completion of the Owner's fiscal year and annual audit.

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3.3   Inflationary Adjustment. Upon the three year anniversary of the commencement of the term of this Agreement, the monthly fee of $35,000 shall be adjusted to correspond to changes in the Consumer Price Index from the date of this Agreement to the date of the three year anniversary of the contract term.

                                    ARTICLE 4

                             Relationship of Parties

4.1 Services Provided by Manager. At all times during the Term, Manager and its employees shall be considered independent contractors with respect to Owner. Any person engaged by Manager to perform services at the facility shall do so solely as servant or agent of Manager. Manager shall pay all salaries and fringe benefits, withhold payroll taxes, and make any other payments normally made to, or for the benefit of such persons. Manager shall provide all appropriate payroll administration services with respect to such persons.

4.2 Services Provided by Owner. At all times during the Term, Owner and its employees shall be considered independent contractors with respect to Manager. Any person engaged by Owner to perform services at the facility shall do so solely as servant, agent or employee of Owner. Owner shall pay all salaries and fringe benefits, withhold payroll taxes, and make any other payments normally made to, or for the benefit of such persons. Owner shall provide all payroll administration services with respect to such persons.

4.3 The Independent Contractors to be Provided by Manager. It is intended that Manager will provide the following independent contractors: CEO/General Manager, CFO, Commodities Manager to monitor/handle grain procurement and grain risk and Environment, Health and Safety Manager. These individuals will not be full-time, but shall divide time between Watertown and Granite Falls. Manager shall also provide the part-time services of a CFO to provide oversight on financial records and reports, an employee to provide assistance to the Plant Manager to be hired by Owner, and an employee to provide assistance to the Maintenance Manager hired by Owner. All other persons will be employees of the Owner, except for services that may be provided by independent contractors (other than Manager) on a case by case basis. All other persons will be employees of the Owner, except for services that may be provided by independent contractors (other than Manager) on a case by case basis.

4.4 Insurance. Manager, at its own cost and expense, during the full term of this Agreement, shall carry and maintain Workers' Compensation insurance at statutory limits and Employer's Liability Insurance and General Commercial Liability Insurance with a limit of not less than $500,000 [sic], $1,000,000, respectively, $2,000,000 aggregate [sic]. Evidence of such insurance shall be furnished to Owner upon written request therefore.

                                    ARTICLE 5

                                 Confidentiality

      Each party will treat as confidential all information designated by the other party in writing as confidential which is not otherwise lawfully known to it or already in the public domain, shall not disclose such information to any third party (except its attorneys, accountants or other advisors (who shall be similarly bound by this Confidentiality Clause), or unless such disclosure is required by law) without the prior written consent of the other party, shall return such information promptly to the other party upon request, and shall keep such information confidential both during and following the expiration of the Term of this Agreement.

                                    ARTICLE 6

                            Termination of Agreement

6.1 Termination. Anything in this Agreement to the contrary notwithstanding, this Agreement may be terminated prior to the end of the Term set forth in
Article 11 hereof upon any of the following events:

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      (a)   By mutual written consent of Manager and Owner;

      (b) Upon written notice from either party to the other if such other party is subject to proceedings under any law relating to bankruptcy, or the relief of debtors, other than an involuntary petition in bankruptcy which is dissolved within sixty (60) days after the commencement thereof.

      (c)   As provided at Article 2 hereof.

      (d) Upon written notice from either party to the other party if the other party has failed to make any payment due hereunder which is not reasonably in dispute within twenty (20) days after delivery of written notice that such amount is past due; or

      (e) Upon written notice from either party to the other if such other party has breached any material term of this Agreement that is not excused by Force Majeure and such other party does not commence curative action with reasonable diligence to cure the breach as soon as practicable within twenty
(20) days following the delivery of written notice to such other party specifying such breach.

      (f) Upon the dissolution or liquidation of either party or the inability of either party to carry on its business.

6.2 Effect of Termination. Upon termination of this Agreement for any reason, all obligations of the parties hereunder shall terminate, except confidentiality obligations hereunder, and the obligations which may become due and payable in respect to any services provided pursuant to this Agreement prior to termination. Nothing in this Section 6.2 shall affect the right of either party to bring an action against the other party for a breach occurring prior to the termination or for a wrongful termination, and to recover damages resulting therefrom. No failure or delay on the part of the parties hereto to exercise any right, power or privilege hereunder shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

                                    ARTICLE 7

                                  Force Majeure

      Except as otherwise provided herein, the performance of a party shall be excused due to Force Majeure, including any event, action or circumstance which is beyond the reasonable control of the party claiming Force Majeure and adversely and directly renders the performance of the party impossible in whole or in part. In the event a party is responsible for an action, event, or circumstance pursuant to this Agreement, then such action, event, or circumstance shall be deemed beyond the reasonable control of the other party, by such other party, except as otherwise provided herein. Where such impossibility of performance is in part due to Force Majeure, the said party shall not be relieved of the performance of that party which is not so rendered impossible. Any party prevented from performing due to an event of Force Majeure shall be obligated to use all reasonable efforts to remedy such condition as soon as reasonably possible. Either party may terminate this Agreement upon not less than thirty (30) days prior written notice if an event of Force Majeure has occurred that will prevent either party from performing its obligations hereunder for more than ninety (90) days.

                                    ARTICLE 8

                                     Notices

      All notices pertaining to this Agreement shall be given in writing to the representatives indicated below (or as may otherwise be designated in writing by either party) delivered personally or sent by express or certified mail, postage prepaid, or faxed with a hard copy mailed at the following addresses:

            Owner:      P.O. Box 216, Granite Falls, MN 56241
                        ------------------------------------------
                        Granite Falls Community Ethanol Plant, LLC

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            Manager:    P.O. Box 933, Watertown, SD 57201
                        ---------------------------------
                        Glacial Lakes Energy, LLC

                                    ARTICLE 9

                          Entire Agreement; Amendments

9.1 Entire Agreement. Except as otherwise agreed to in a writing signed by both parties, represent the entire agreement between the parties concerning provisions of operating and maintenance service for the Ethanol Plant and supersedes all prior negotiations and representations whether written or oral.

9.2 Amendment. This Agreement may be amended or modified only by a written instrument signed by the respective authorized representatives of the parties.

                                   ARTICLE 10

                                Term of Agreement

10.1 Initial Term. The term of this Agreement shall commence six months prior to the estimated start-up date of the facility and shall continue until the fifth anniversary thereof.

10.2 Renewal Term. Thereafter, this Agreement shall be automatically renewed for successive periods of one (1) year each, provided, however, that this Agreement may be terminated by either party upon one-hundred eighty (180) days written notice prior to the beginning of any such renewal period.

                                   ARTICLE 11

                                  Miscellaneous

11.1 Severability. If any provision of this Agreement or any remedy provided herein is found to be invalid, illegal, or unenforceable in part or in whole under any applicable law, such provision or remedy, or portion thereof, shall be inapplicable and deemed omitted from this Agreement, but the remaining provisions shall continue in full force and effect.

11.2 Counterparts. Any number of counterparts to this Agreement may be executed and each shall have the same force and effect as the original.

11.3 Governing Law. This agreement shall be governed by and interpreted under the laws of the State of Minnesota.

11.4 Successors and Assigns. This Agreement shall not be assigned by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld. This Agreement shall be binding upon and shall inure to the benefit of the parties' successors and assigns.

11.5 Inspection of Records. Upon reasonable prior notice, each party shall allow the other to inspect the records supporting the calculations determined under this Agreement (which relate to the performance of this Agreement) which may be required by law or this Agreement to be maintained by either party. Where and when reasonable to do so, either party may install its own temporary or permanent measuring device at its own expense to verify any measurement made by the other party pursuant to this Agreement.

11.6 Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in Yellow Medicine County, Minnesota in accordance with the rules then existing of the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The arbitrator or arbitrators under this provision shall decide who shall pay the expenses of

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arbitration. Any decision made by an arbitrator or arbitrators under this provision shall be enforceable as final and binding as if it were a final decision or decree of a court of competent jurisdiction.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

Owner:                                       Manager:

GRANITE FALLS COMMUNITY ETHANOL              GLACIAL LAKES ENERGY, LLC
PLANT, LLC

                                             By: /s/ Jon T. Anderson
                                                --------------------------------
                                             Printed Name: Jon T. Anderson
                                                          ----------------------
By:  /s/ Paul Enstad                         Title: President
    -------------------------------                -----------------------------
Printed Name: Paul Enstad
             ----------------------
Title: Chairman
      -----------------------------

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